FOR IMMEDIATE RELEASE:  October 25, 2006

CONTACT:    Bradley T Nielson
            President and Chief Executive Officer
            Paul R. Killpack
            Chief Financial Officer
            MITY Enterprises, Inc.
            801-224-0589

                  MITY ENTERPRISES, INC. ANNOUNCES
          RECORD SALES AND EPS FOR SECOND FISCAL QUARTER

OREM, UTAH - Bradley T Nielson, president and chief executive officer of MITY Enterprises, Inc. (NASDAQ: MITY), today announced operating results for the second quarter ended September 30, 2006.

Net sales for the second quarter totaled a record $15.8 million compared to $14.1 million a year ago, an increase of 12 percent. Net income was lower by 8 percent at $1.3 million. Basic and diluted earnings per share for the recent quarter were $0.38 and $0.37, compared to the previous year's second quarter basic and diluted earnings per share of $0.35 and $0.34, an increase of 9 percent.

Net sales for the six months ended September 30, 2006 totaled $30.5 million compared to $28.4 million a year ago, an increase of 7 percent. Net income was $2.6 million versus $3.0 million for the comparable period a year ago. Basic and diluted earnings per share for the six-month period were $0.71 and $0.69, an increase of 0 and 1 percent over the previous year's six-month basic and diluted earnings per share of $0.71 and $0.68, respectively.

As compared to the second quarter of fiscal 2006, the increase in net sales reflected growth of 22 percent in the healthcare seating unit as well as 11 percent growth in the multipurpose room unit. International sales accounted for 17 percent of total sales. The increase in sales in the multipurpose room unit during the quarter was primarily attributable to growth in the government, hospitality, public assembly and recreation markets.

"We are pleased to once again report record sales," said Nielson. "Customer demand has been strong and, frankly, we have struggled to keep up. During the quarter, we focused on increasing capacities and reducing our backlog. Although lead times and backlogs are still above normal levels, they have been reduced. We are hopeful that we can achieve normal lead time and backlog levels by the end of the December quarter."

Nielson continued, "Toward the end of the quarter, we launched our new Magnattach(R) portable dance floors. We are excited about this new product and are pleased with the interest it has generated. We also continued our stock repurchasing program, repurchasing 391,000 shares. This repurchase necessitated the use of a credit line which ended the quarter at $3.6 million. At our board of directors meeting this week, the board decided to end the current stock repurchase plan and to leave the remaining shares unpurchased."

"During the quarter, we faced continued pressures on our material costs," noted Paul R. Killpack, chief financial officer. "These pressures along with higher labor and overhead costs and lower manufacturing efficiencies affected our gross margins. Still, we believe that strong sales growth will continue and anticipate that sales will be up during the coming quarter by as much as 10 percent as compared to last year's December quarter."

The Company will host a follow-up live broadcast over the Internet to discuss the financial results at 4:30 p.m. Eastern Time today. The live web simulcast of the conference call will be available to the public online at www.mityinc.com or on StreetEvent's Individual Investor Center at www.streetevents.com. Listeners are encouraged to log on five to ten minutes prior to the start time to ensure participation from the beginning. A replay of the broadcast will be available within approximately one hour for a week following the call at the referenced websites.

Copies of the Company's 10-Q and report for the fiscal 2007 second quarter will be available online at www.mityinc.com.

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. MITY Enterprises focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture and healthcare seating. MITY's products are marketed under the Mity-Lite, Broda and Versipanel tradenames. Headquartered in Utah, MITY Enterprises serves national and international customers directly
and through distributors.    For further information, visit MITY Enterprises
online at www.mityinc.com.

This press release contains forward-looking statements related to (i) customer demand, (ii) the Company's backlog and lead times,(iii) the Company's future prospects with Magnattach(R) portable dance floors, and (iv) the Company's anticipation of continued strong growth, including the Company's belief that sales for the third quarter will be as much as 10 percent higher as compared to last year's sales for the same period. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (i) whether the steps taken by the Company will be adequate to reduce backlog and lead times, (ii) continued global economic uncertainty resulting from terrorism threats, current world tensions and related U.S. military actions and their potential impact on the Company's operations; (iii) whether the economy will continue to strengthen and whether the Company's market segments will continue to improve; (iv) increased price and quality-based competitors, particularly in the multipurpose room furniture segment; (v) lack of available capital and other resources to develop or acquire and commercialize new products, and (vi) all other risks and uncertainties outlined in MITY Enterprises's documents filed with the Securities and Exchange Commission. All forward-looking statements and other information in this press release are based upon information available as of the date of this release. Such information may change or become invalid after the date of this release, and by making these forward-looking statements, MITY Enterprises undertakes no obligation to update these statements after the date of this release, except as required by law.

                                 - more -


                          MITY ENTERPRISES, INC.
                    UNAUDITED FINANCIAL HIGHLIGHTS

                                           THREE MONTHS ENDED
                                              SEPTEMBER 30,
                                          2006             2005
                                     ------------     ------------
Net sales                             $15,781,000      $14,053,000

Income from operations                  1,988,000        2,247,000

Pre-tax income                          2,022,000        2,188,000

Net income                              1,334,000        1,445,000

Basic earnings per share                    $0.38            $0.35

Weighted average number of common
 shares-basic                           3,496,505        4,072,105

Diluted earnings per share                  $0.37            $0.34

Weighted average common and common
 equivalent shares-diluted              3,587,516        4,220,247


                                            SIX MONTHS ENDED
                                              SEPTEMBER 30,
                                          2006             2005
                                     ------------     ------------
Net sales                             $30,483,000      $28,437,000

Income from operations                  3,910,000        4,521,000

Pre-tax income                          3,944,000        4,568,000

Net income                              2,603,000        2,963,000

Basic earnings per share                    $0.71            $0.71

Weighted average number of common
 shares-basic                           3,682,299        4,195,470

Diluted earnings per share                  $0.69            $0.68

Weighted average common and common
 equivalent shares-diluted              3,789,905        4,352,133


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